Filed Pursuant to Rule 433
Dated February 16, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	February 16, 2007
Settlement Date (Original Issue Date):	February 22, 2007
Maturity Date:	October 20, 2016
Principal Amount:	US$100,000,000.00
Price to Public (Issue Price):	100.269% (plus accrued interest from and including October 20, 2006 to but excluding February 22, 2007)
Agents Commission:	0.275%
All-in Price:	99.994%
Accrued Interest:	US$1,821,527.78
Net Proceeds to Issuer:	US$101,815,527.78 (which includes accrued interest)
Treasury Benchmark:	4.625% due February 15, 2017
Treasury Yield:	4.688%
Spread to Treasury Benchmark:	Plus 0.65%
Re-offer Yield:	5.338%
Interest Rate Per Annum:	5.375%
Interest Payment Dates:	Semi-Annually on April 20 and October 20 of each year, commencing April 20, 2007 and ending on the Maturity Date
Day Count Convention:	30/360

Page 2
Filed Pursuant to Rule 433
Dated February 16, 2007
Registration Statement: No. 333-132807

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GY40
ISIN:	US36962GY402
Common Code:	027244866

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$ 1,000,000,000 principal amount of Global Medium-Term Notes Due October 20, 2016 as described in the Issuers pricing supplement number 4452 dated October 17, 2006.

Plan of Distribution:

The Notes are being purchased by HSBC Securities (USA) Inc. ("the Underwriter"), as principal, at 100.269% of the aggregate principal amount less an underwriting discount equal to 0.275% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 433
Dated February 16, 2007
Registration Statement: No. 333-132807

Additional Information:

At September 30, 2006, the Company had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended Sept 30,
2001	2002	2003	2004	2005	2006

1.51	1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. at 1-866-811-8049 or Investor Communications of the issuer at 1-203-357-3950.